EXHIBIT 10.6
AMENDMENT #1
TO
AGREEMENT RE: CHANGE IN CONTROL
     THIS AMENDMENT #1 TO AGREEMENT RE: CHANGE IN CONTROL this “Amendment”) is made and entered into as of the 23rd day of February, 2006 (the “Effective Date”) by and between JAMES J. DAL PORTO, an individual (“Executive”), and I-FLOW CORPORATION, a Delaware corporation (“Company”).
Background
     A. The Company and Executive previously entered into that certain Agreement Re: Change in Control dated as of June 21, 2001 (the “Agreement”). Capitalized terms in this Amendment and not otherwise defined herein shall have the meanings given them in the Agreement.
     B. The Company and Executive wish to amend and modify certain provisions in the Agreement as provided herein and effective as of the Effective Date hereof, while leaving unchanged all other provisions of the Agreement.
Agreement
          1. Effect of a Change in Control. Section 4(a) of the Agreement is hereby deleted and is replaced in its entirety with the following:
(a) In the event of a Change in Control, all of Executive ‘s unvested and outstanding stock options, restricted stock or other equity-based awards shall immediately and automatically become fully vested and (to the extent relevant) exercisable. Any stock options and stock appreciation rights shall remain exercisable for their remaining terms (but in no event later than the last day prior to the day that any extension would cause such options or rights to become subject to Section 409A of the Code).
          2. Severance Payment. Section 6(b) of the Agreement is hereby deleted in its entirety and replaced with “[Reserved]”.
          3. Section 409A Compliance. In recognition that Section 409A of the Code may prohibit the payment of certain payments or benefits under the Agreement in connection with the Executive’s termination of employment earlier than six (6) months following the Executive’s termination of employment, a new Section 20 is added to the Agreement as follows:
20. Compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after his “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of his death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 20 shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
          4. No Other Changes. Except as otherwise set forth in this Agreement, all terms and provisions of the Agreement remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the Effective Date.

I-FLOW CORPORATION		JAMES J. DAL PORTO

By:	/s/ Donald M. Earhart	By:	/s/ James J. Dal Porto
	Donald M. Earhart		James J. Dal Porto
President & CEO

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